Exhibit 8.02
[WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]
August 7, 2007
Solectron Corporation
847 Gibraltar Drive
Milpitas, CA 95035
Ladies and Gentlemen:
     We have acted as counsel to Solectron Corporation, a Delaware corporation (“Company”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of June 4, 2007 (the “Agreement”), by and among Flextronics International Ltd., a Singapore corporation (“Parent”), Saturn Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Company.
     Pursuant to the Agreement, (i) Merger Sub will merge with and into Company, with Company as the surviving corporation (the “First Step Merger”), and (ii) immediately following the First Step Merger, as part of a single integrated plan, the Company will merge with and into Saturn Merger II Corp., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub II”), with Merger Sub II as the surviving corporation (the “Second Step Merger”, and collectively with the First Step Merger, the “Merger”). If either Parent’s counsel or Company’s counsel is unable to deliver a closing tax opinion, as provided in the Agreement, then either Parent or Company may waive such condition unilaterally on behalf of all parties and the two-step merger will not be consummated. Instead, Merger Sub will merge with and into Company, with Company as the surviving corporation in the merger (and all references to the “Merger” in this opinion shall be deemed to refer to such merger). The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the joint proxy statement/prospectus relating to the Merger (the “Joint Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.
     In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Joint Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub, Merger Sub II, and Company in the Agreement or the Joint Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations to be provided to us by Parent, Merger Sub, Merger Sub II and Company; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub, Merger Sub II, or Company or similarly qualified

Solectron Corporation
August 7, 2007

are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.
     Based upon and subject to the foregoing, in our opinion, the discussion contained in the Registration Statement under the caption “Solectron Proposal and Flextronics Proposal No. 1 — The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, is accurate in all material respects. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.
     We hereby consent to the filing of this opinion as Exhibit 8.02 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Joint Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI

WILSON SONSINI GOODRICH & ROSATI Professional Corporation